Exhibit 10.1

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT,

AS AMENDED AND RESTATED

This Employment Agreement (the “Agreement”) made and entered into as of the 6th day of December, 2024 and effective as of January 1, 2025 (“Effective Date”) by and between Winchester Savings Bank (the “Bank”), Winchester Bancorp, Inc., the mid-tier stock holding company (the “Company”) formed in connection with the reorganization of the Bank into the mutual holding company structure (“Reorganization”) and John A. Carroll (“Executive”). The Bank and the Company are collectively referred to herein as the “Employers”.

WHEREAS, the Bank and Executive previously entered into an employment agreement effective January 1, 2023 which they wish to amend and restate in its entirety as set forth in this Agreement; and

WHEREAS, the parties acknowledge and agree that they are each receiving full and adequate consideration for entering into this Agreement, and the Executive is willing to serve on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term.

(a) Unless terminated at an earlier date, the term of this Agreement shall consist of: (i) the period commencing on the Effective Date and ending December 31, 2027, (ii) plus all extensions made pursuant to Section 1(b) of this Agreement (“Term”).

(b) Commencing on or before December 31, 2025 (“renewal date”) and continuing on each anniversary of the renewal date thereafter, the Company and the Bank may extend the term of the Agreement for an additional year, so that the remaining term, following action by the Bank and the Company will be three (3) years, unless Executive elects not to renew the Agreement by giving proper written notice. The Executive’s performance will be reviewed annually by the joint Compensation Committee of the Board of Trustees of the Bank and the Board of Directors of the Company (“Compensation Committee”) for purposes of determining whether to extend the Term.

2. Responsibilities and Duties.

(a) At all times during the Term, the Executive shall: (i) serve as the President and Chief Executive Officer of the Employers and, in such capacity, shall perform such duties and have such responsibilities as is typical for such positions; and (ii) report directly to the Bank Board and the Company Board (collectively the “Board”).

(b) During the Term, Executive shall diligently and conscientiously devote substantially all of his business time, energy, and ability to his duties and the business of the Employers and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the Board

(c) Notwithstanding the foregoing, during the Term, the Executive will be permitted to: (i) with the prior written consent of the Employers (not to be unreasonably withheld), act or serve as a director, trustee, committee member, or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Employers, and (ii) purchase or own less than one percent (1%) of the publicly traded securities of any entity or less than five percent (5%) of the non-publicly traded securities of any entity which is not a financial institution or otherwise similar to the Bank; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity; and provided further that, the activities described in clauses (i) and (ii), in each case and in the aggregate, do not materially interfere with the performance of the Executive’s material duties and responsibilities as provided hereunder.

The Executive represents that he has disclosed to the Board all such business, civic, and charitable organizations for which he serves as of the Effective Date, and it is hereby acknowledged by the Board that, as of the Effective Date, the same do not currently conflict with, and are not expected to interfere with, the Executive’s duties hereunder.

(d) Service on the Board. The Executive serves as a member of the Board. The Board shall undertake every lawful effort to ensure that the Executive continues throughout the Term to serve as a member of the Board, provided the Executive remains fit to serve as a member of the Board. Notwithstanding anything herein to the contrary, unless otherwise agreed to in writing by the parties, the Executive agrees that he shall resign as a member of the Board effective immediately after termination of the Executive’s employment under the Agreement. With respect to the preceding sentence, the Executive agrees that his resignation as a member of the Board will be effective as of the date his employment with the Employers terminates, regardless of whether the Executive submits a formal, written resignation to the Board, unless otherwise determined by the Board.

3. Compensation, Benefits and Expenses. During the Term, the Employers shall compensate the Executive for his services as provided in this Section 3. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

(a) Base Salary. As compensation for services performed for the Employers, the Executive shall receive an annual base salary at the rate of $408,000 in 2024 and $440,000 in 2025. The Executive’s base salary shall be reviewed at least annually may be increased (but not decreased, except for across-the-board salary reductions affecting all executive officers of the Bank and the Company). In the absence of action by the Employers, the Executive shall continue to receive an annual base salary at the 2025 rate specified above or, if another rate has been established under this Section 3(a), the rate last properly established by action of the Employers under this Section 3(a). The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Executive’s Base Salary shall be paid in substantially equal installments in accordance with the Bank’s customary payroll practices regarding the payment of base salary to executives, but no less frequently than monthly (except to the extent the Executive has properly deferred such base salary pursuant to a Bank deferred compensation plan or arrangement, if any).

(b) Annual Bonuses. During the Term, the Executive shall have the opportunity to earn an annual cash bonus pursuant to the terms and conditions of the Bank’s then applicable incentive compensation plan or program, which may be based on the achievement of annual performance goals established by the Compensation Committee (an “annual bonus”).

(c) Automobile Allowance. During the term of his employment, the Executive shall be entitled to a monthly automobile allowance in an amount not less than $1,000 (the “Automobile Allowance”). The Board or the Compensation Committee will review the Automobile Allowance on an as needed basis.

(d) Employee Benefits. During the Term, the Executive will be entitled to participate in or receive benefits under all employee benefit plans, programs, arrangements and practices maintained by the Employers from time to time on the same basis as the other executive officers of the Bank and the Company, including, but not limited to, any tax-qualified 401(k) plan, medical plan, dental plan, vision plan, life insurance plan, short-term and long-term disability plans, fringe benefit arrangements, and executive perquisite arrangements (collectively, the “Benefit Plans”).

(e) Life Insurance Benefit. The Bank shall continue to maintain life insurance coverage in an amount no less than two times the Executive’s Base Salary subject to any cap noted in the coverage, for the benefit of the Executive’s chosen beneficiary.

(f) Supplemental Executive Retirement Plan. The Bank entered into a non-qualified executive deferred compensation agreement with the Executive on April 12, 2023, which was amended and restated in its entirety effective January 1, 2025 (“SERP”). The SERP provides the Executive with an income replacement benefit based on the Executive’s estimated average final three years of compensation including bonus, subject to employer offsets for Social Security benefits and other retirement benefits to which the Executive is entitled under any other benefit program offered by the Employers. The SERP also provides the Executive with the opportunity to earn a Supplemental ESOP Benefit and a Supplemental Savings Benefit in the event certain benefits under these Bank’s tax-qualified retirement plans are cut back due to the Internal Revenue Code limits on compensation. Supplemental ESOP and Savings Benefits, if any, are 100% vested when credited to the Executive’s account(s) in the SERP.

(g) Paid Time Off. During the Term, the Executive shall be entitled to paid time off in accordance with the Employer’s customary practices, as well holidays and other paid absences in accordance with the Employer’s policies and procedures for senior management employees. Any unused paid time off during an annual period will be treated in accordance with the Employer’s personnel policies as in effect from time to time (subject to review, on request of the Executive, by the Compensation Committee). Without limiting the generality of the foregoing, the Executive shall be entitled to not less than 31 vacation days per calendar year during the Term.

(h) Business Expenses. The Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Employer’s policies and procedures for the reimbursement of said expenses, as amended from time to time. The Employers will also reimburse the Executive for fees and assessments associated with club memberships which the Executive and the Board mutually agree are necessary and appropriate in connection with the performance of the Executive’s duties under this Agreement.

(i) Indemnification. The Employers shall be responsible for providing the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at no cost to the Executive. The Employers shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under the Bank and Company governing documents and applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Employers (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements.

4. Termination of Employment.

(a) Subject to its payment obligations under this Section and Section 5 or 6, as applicable, and to the provisions of Section 8 or 9, if applicable, the Employers may terminate the Executive’s employment with the Employers and this Agreement at any time, with or without Cause (as defined in subsection (b) below), by providing at least thirty (30) days prior written notice (with the exception of a termination for Cause, for which no prior written notice is required) setting forth the provision of the Agreement under which the Employers intend to terminate the Executive’s employment and that satisfies any additional specific notice provisions under such provision. The Executive may voluntarily terminate his employment with the Employers and this Agreement at any time, with or without Good Reason (as defined in subsection (c) below), by providing at least thirty (30) days prior written notice to the Employers setting forth the provision of the Agreement under which the Executive intends to terminate the Executive’s employment and that satisfies any additional specific notice provisions under such provision. Upon termination of the Executive’s employment and this Agreement during the Term, the Executive shall be entitled to the following in addition to any benefits payable under Section 5 or 6 of this Agreement, as applicable, and shall have no further rights to any compensation or any other benefits from the Employers:

(i) any earned but unpaid Base Salary through the effective date of the Executive’s termination of employment with the Employers (the “Termination Date”), paid in accordance with Section 3(a);

(ii) provided that the Executive applies for reimbursement in accordance with the Employers’ established reimbursement policies (within the period required by such policies but under no circumstances less than thirty (30) days after his Termination Date), the Employers shall pay the Executive any reimbursements to which he is entitled under such policies;

(iii) any benefits (other than severance) payable to the Executive under any of the Employer’s incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs, including, but not limited to, any payments pursuant to the Employer’s paid time off plan or arrangement; and

(iv) all rights to indemnification and directors’ and officers’ liability insurance provided under Section 3(i).

Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as a director or officer of the Bank, the Company or of any other affiliate.

(b) For purposes of this Agreement, “Cause” means the occurrence of any of the following during the Term:

(i) Executive’s personal dishonesty, act or failure to act constituting willful misconduct or incompetence, or violation of the code of conduct of the Bank and/or the Company that is materially injurious to the Bank and/or the Company or its reputation, breach of fiduciary duty involving personal profit, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease and desist order;

(ii) Executive’s failure to perform the duties of his employment with the Employers (except in the case of a termination of the Executive’s employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within thirty (30) days after receiving written notice from the Employers specifying such failure in reasonable detail;

(iii) Executive’s failure to comply with any valid and legal written directive of the Board and the failure to correct such failure within thirty (30) days after receiving written notice from the Board specifying such failure in detail;

(iv) Executive’s failure to follow the policies and standards of the Bank, the Company or any affiliate of the Bank and/or the Company as the same shall exist from time to time, provided that the Executive shall have received written notice from the Bank, the Company or the relevant affiliate of such failure and such failure shall have continued or recurred for ten (10) days following the date of such notice;

(v) A written requirement or direction of a federal or state regulatory agency having jurisdiction over the Bank that the Executive’s employment with the Bank be terminated;

(vi) Executive’s conviction of or plea of nolo contendere to (i) a felony or (ii) a lesser criminal offense involving dishonesty, money laundering, breach of trust, or moral turpitude (does not include traffic violations); or

(vii) the Executive’s intentional breach of a term, condition, or covenant of this Agreement that results in material harm to the Bank and the failure to correct such violation within thirty (30) days after receipt of written notice from the Bank specifying such breach in reasonable detail.

(c) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following during the Term without the express written consent of the Executive:

(i) a material reduction in the Executive’s Base Salary;

(ii) a material change in the primary location at which the Executive is required to perform the duties of his employment with the Bank (for this purpose, a change in such location that results in an increase in the Executive’s one-way commute by fifty (50) or more miles shall be deemed to be a material change);

(iii) a material diminution in the Executive’s authorities, duties or responsibilities; or

(iv) a material breach by the Bank of this Agreement, unless arising from the Executive’s inability to materially perform his duties contemplated hereunder.

5. Non-Change of Control Severance Benefit.

(a) Subject to: (i) the Executive’s timely execution and filing of a Release in accordance with Section 18, (ii) the expiration of any applicable waiting periods contained herein, and (iii) the following provisions of this Section 5, the Bank or the Company shall provide the Executive with the payments and benefits set forth in this Section 5 if, during the Term and before the occurrence of a Change of Control, either (1) the Employers terminate the Executive’s employment and this Agreement other than pursuant to Section 8, (2) the Bank and/or the Company deliver to the Executive a notice of non-renewal in accordance with Section 1(b), or (3) the Executive terminates his employment with the Employers and this Agreement for Good Reason pursuant to Section 9. Notwithstanding the preceding provisions of this subsection (a), the Executive shall not be entitled to severance benefits pursuant to this Section 5 if he is entitled to severance benefits pursuant to Section 6. Any amount payable to the Executive pursuant to this Section 5 is in addition to amounts already owed to the Executive by the Employers under this Agreement and is in consideration of the covenants set forth in this Agreement and/or the Release.

(b) The Bank or the Company shall pay to the Executive, or in the event of the Executive’s subsequent death, the Executive’s beneficiary or estate, as the case may be, the Base Salary payments due for the remaining Term under this Agreement, payable in substantially equal installments over the remaining Term in accordance with the Employers customary payroll practices following the effective date of the Release set forth in Section 18 of this Agreement.

(c) In addition to the payments provided in Section 5(b) above, Executive will also receive a monthly cash payment for a period of eighteen (18) months equal to the Bank’s monthly COBRA charge in effect on the Termination Date for the type of Bank-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Executive’s termination date.

(d) The Bank or the Company shall also pay to the Executive any unpaid annual bonus for the completed fiscal year preceding the fiscal year in which the Termination Date occurs, calculated in accordance with the terms of the annual bonus plan in effect (with any subjective goals applied in good faith) for such preceding fiscal year (the “Unpaid Prior Year Bonus”), in a lump sum on the date on which the annual bonus would have been paid but for the Executive’s termination of employment.

6. Change of Control Severance Benefit.

(a) In lieu of severance payments or benefits under Section 5, if, during the Term and concurrent with or within twenty-four (24) months after a Change of Control (as defined in subsection (f) below), either (A) the Bank or Company terminates the Executive’s employment and this Agreement other than pursuant to Section 8, or (B) the Executive terminates his employment with the Bank or the Company and this Agreement for Good Reason pursuant to Section 9:

(i) Within thirty (30) days following the Executive’s termination date, the Bank or the Company shall pay to the Executive a single lump sum cash payment in an amount equal to three (3) times the sum of: (i) the Executive’s annual Base Salary, at the greater of the Base Salary in effect on the Change of Control Date (as defined in subsection (g) below) or his termination date, plus (ii) the highest Annual Bonus paid to the Executive during the three year period prior to the year in which Executive terminates employment with the Bank or the Company.

(ii) Within thirty (30) days following the Executive’s termination date, the Bank or the Company shall pay to the Executive a single lump sum cash payment equal to twenty-four (24) times the Bank’s monthly COBRA charge in effect on the Termination Date for the type of Bank-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Executive’s Termination Date.

(iii) The Bank or the Company shall pay to the Executive any Unpaid Prior Year Bonus in a lump sum in cash on the date on which the annual bonus would have been paid to the Executive but for Executive’s termination of employment.

(b) If payments to the Executive pursuant to this Agreement would result in total Parachute Payments (as defined in Section 7) to the Executive, whether or not made pursuant to this Agreement, with a value (as determined pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance thereunder) equal to or greater than Executive’s Parachute Payment Limit (as defined in Section 7), the provisions of Section 7 shall apply as if set out in this Section 6.

(c) For purposes of this Agreement, “Change in Control” means the occurrence of one of the following events:

(i) the consummation of a merger or consolidation of the Bank with any other bank or other legal entity; provided, however, a Change in Control shall not be deemed to have occurred if the corporate existence of the Bank is not affected and following the merger or consolidation, the directors of the Bank prior to such merger or consolidation constitute at least a majority of the Board of Directors of the Bank or the entity that directly or indirectly controls the Bank after such merger or consolidation; or

(ii) the sale or disposition by the Bank of all or substantially all the Bank’s assets; or

(iii) a plan of liquidation or dissolution of the Bank is adopted; or

(iv) greater than a majority of those individuals who constitute the Board of Directors on the Change in Control Date (the “Incumbent Board”) cease for any reason to be members of the Board, provided that any person becoming a Director after the Change in Control Date whose election was approved by a vote of at least a majority of the Incumbent Board shall be considered to be a member of the Incumbent Board for purposes of a change in control.

Notwithstanding the foregoing, in no event shall the reorganization of the Bank solely within its corporate structure constitute a Change in Control. For the avoidance of doubt, a mutual holding company reorganization and second step conversion shall not constitute a Change in Control.

To the extent necessary to comply with Code Section 409A, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Bank, as applicable, or a change in the ownership of a substantial portion of the assets of the Bank, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

(d) For purposes of this Agreement, “Change of Control Date” means the effective date of a Change of Control.

7. Limitations on Benefits under Certain Circumstances. Notwithstanding any contrary provisions in any plan, program or policy of the Employers, if all or any portion of the compensation or benefits payable under this Agreement, either alone or together with other payments and benefits that the Executive receives or is entitled to receive from the Bank, would constitute a “parachute payment” within the meaning of Code Section 280G, the Employers shall reduce the Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof, after the application of all reasonable exceptions permitted under the Code, shall be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or is then entitled to receive from the Employers that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Code Section 280G, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Code Section 4999. All determinations required to be made under this Section 7 shall be made by an independent accounting firm, law firm or compensation consultant, agreed upon by the Executive and the Bank (the “Advisor”). The parties will provide the Advisor access to and copies of any books, records, and documents in their possession as reasonably requested by the Advisor, and otherwise cooperate with the Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7. The Advisor shall be required, in part, to evaluate the extent to which payments are exempt from Code Section 280G as reasonable compensation for services rendered before or after the Change in Control. In making the calculations required by this Section 7, the Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Employers will direct the Advisor to submit any determination it makes under this Section 7 and detailed supporting calculations to both the Executive and the Employers as soon as reasonably practicable prior to or following the Change of Control Date. All fees and expenses incurred in connection with the calculation required under this Section 7 shall be borne solely by the Employers. If the Advisor determines that reductions are required under this Section 7, the Payments shall be reduced in the order that would provide the Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Executive, or otherwise determined by the Advisor) to the extent necessary so that no portion thereof shall be subject to the Excise Tax. As a result of the uncertainty in the application of Code Section 280G at the time that the Advisor makes its determinations under this Section 7, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the Advisor determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Bank, the Company or the Executive, which assertion the Advisor believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Bank or the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Bank or the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Advisor determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Advisor will notify the Executive and the Bank or the Company of that determination, and the Bank or the Company will promptly pay the amount of that Underpayment to the Executive without interest.

8. Termination of Employment for Cause, Death or Disability.

(a) The Employers may initiate the termination of the Executive’s employment and this Agreement for Cause at any time. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of such board, finding that in the good faith opinion of such board, Executive’s actions justify termination for Cause and specifying the particulars thereof in reasonable detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause except as provided in Section 4 of this Agreement.

(b) If the Executive dies before the termination of his employment with the Employers, his employment and this Agreement shall terminate automatically on the date of his death. In the case of a termination of the Executive’s employment with the Employers on account of death,

(i) the Executive shall remain entitled to life insurance benefits pursuant to the Employer’s plans, programs, arrangements and practices in this regard (if any); and

(ii) the Bank or the Company shall pay the Executive’s beneficiary (as such beneficiary is specified under the Bank’s 401(k) plan) the Executive’s Base Salary at the rate in effect as of the date of his death for the period ending as of the last day of the month in which the Executive’s death shall occur, paid in accordance with Section 3(a).

(c) In the event of the Executive’s death after the termination of his employment with the Employers, his estate shall be entitled to any severance benefits or payments that became payable pursuant to Sections 5 or 6 prior to the Executive’s death, if any.

(d) The Employers may initiate the termination of the Executive’s employment and this Agreement for Disability at any time. In the case of a termination of the Executive’s employment following the determination of a Disability, the Executive shall remain entitled to long-term disability benefits pursuant to the Employer’s plans, programs, arrangements and practices (if any).

(e) For purposes of this Agreement, “Disability” will occur on the date on which the insurer or administrator of the Employers program of long-term disability insurance determines that the Executive is eligible to commence benefits under such insurance.

9. Resignation by Executive for Good Reason. If an event of Good Reason occurs during the Term, the Executive may initiate the termination of the Executive’s employment with the Employers on account of such Good Reason Event only by, at any time within the ninety (90) day period following the initial occurrence of such event, providing to the Compensation Committee a written notice of termination specifying in reasonable detail the event of Good Reason and notifying the Employers of his intention to terminate his employment upon the Employer’s failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Employers fail to correct the event of Good Reason and provide the Executive with written notice of such correction within such thirty (30) day period, the Executive’s employment with the Employers and this Agreement shall terminate as of the end of such period and the Executive shall be entitled to benefits as provided in Section 4 and Section 5 or 6, as applicable.

10. No Further Liability. Upon the termination of Executive’s employment, for any reason, the Employers shall have no further obligation or liability to Executive, except as expressly set out in this Agreement or as otherwise required by law.

11. Withholding and Taxes. The Employers may withhold from any payment made hereunder (i) any taxes that the Employers reasonably determine are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Employers are authorized to withhold. Except for employment taxes that are the obligation of the Employers, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.

12. Use and Disclosure of Confidential Information.

(a) The Executive acknowledges and agrees that (i) by virtue of his employment with the Employers, he will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Employers have devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the business of the Bank and the Company, such disclosure would result in hardship, loss, irreparable injury, and damage to the Bank and the Company, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Employers, he has a duty of fidelity, loyalty, and trust to the Bank and the Company in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all reasonable steps to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Bank and the Company, Customers, Prospective Customers, or vendors or suppliers of the Bank and the Company, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Employers. The Executive shall follow all Employers’ policies and procedures to protect all Confidential Information and shall take all reasonable precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b) For purposes of this Agreement, “Confidential Information” means the following:

(i) materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the business of the Bank that are not generally known or available to the Company’s and the Bank’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement; or

(ii) trade secrets of the Bank and the Company.

Confidential Information also includes, but is not limited to: (1) information about Bank employees; (2) information about the Company and Bank compensation policies, structure, and implementation; (3) hardware, software, and computer programs and technology used by the Employers; (4) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (5) strategic, operating, and marketing plans; (6) lists and databases and other information related to the Bank’s vendors; (7) policies, procedures, practices, and plans related to pricing of products and services; and (8) information related to the acquisition and divestiture strategy of the Bank and the Company. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Employers in a manner not available to the public or for a purpose beneficial to the Employers.

(c) For purposes of this Agreement, “Customer” means a person or entity who is or was a customer of the Bank at any time during the period of the Executive’s employment with the Bank or with whom the Executive had direct contact on behalf of the Bank at any time during the period of the Executive’s employment with the Bank. “Customer” does not include any members of the Executive’s immediate family.

(d) For purposes of this Agreement, “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Bank’s sales or marketing activities during the twelve (12) month period preceding the date the of Executive’s employment with the Bank ends and in which solicitation Executive was any way involved or of which Executive otherwise had knowledge or reasonably should have had any knowledge.

(e) The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement and such use or disclosure is known to the Executive) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Bank.

(f) Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:

(i) Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(ii) if Executive files a lawsuit for retaliation by Bank for reporting a suspected violation of law, Executive may disclose the Bank’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files each document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

13. Nondisparagement. The Executive agrees not to make any oral or written statement or take any other action both during the period of employment of the Executive with the Employers and at any time thereafter that disparages or criticizes the Bank, the Company or Bank or Company management or practices, that damages the good reputation of the Bank and the Company, or that impairs the normal operations of the Bank and the Company. The Executive understands that this non-disparagement provision does not apply on occasions when the Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. The Executive also understands that the foregoing non-disparagement provision does not apply on occasions when the Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate the Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require the Executive to provide notice to the Bank or their attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and the Executive is not required to notify the Bank or their attorneys that the Executive has made any such Whistleblower Disclosures. The Bank Board and the Company Board agree not to make any oral or written statement or take any other action that disparages or criticizes the Executive or his good reputation both during the period of employment of the Executive with the Employers and at any time thereafter.

14. Ownership of Documents and Return of Materials At Termination of Employment.

(a) Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Winchester Documents”) that are made or received by the Executive during his employment with the Employers shall be deemed to be property of the Employers. The Executive shall use Winchester Documents and information contained therein only in the course of his employment with the Employers and for no other purpose. The Executive shall not use or disclose any Winchester Documents to anyone except as authorized in the course of his employment and in furtherance of the business of the Employers.

(b) Upon termination of employment, the Executive shall deliver to the Bank, as soon as practicably possible (with or without request) all Winchester Documents and all other Bank and Company property in the Executive’s possession or under his custody or control.

15. Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and for a period of one (1) year following the termination of the Executive’s employment with the Employers other than a termination of the Executive’s employment with the Bank following a Change in Control, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer for any product or service of the type offered by the Bank or competitive with the business of the Bank, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Bank, (iii) request or advise any Customer, Prospective Customer, or supplier of the Bank to terminate, reduce, limit, or change its business or relationship with the Bank, or (iv) induce, request, or attempt to influence any employee of the Bank to terminate his or her employment with the Bank.

16. Remedies. The Executive agrees that the Bank and the Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the restrictions contained in Sections 12, 13, 14 and 15 (the “Restrictive Covenants”). Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Bank or the Company shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment notwithstanding the Restrictive Covenants and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Employers entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Employers. The existence of any claim or cause of action that the Executive has against the Employers, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employers of the Restrictive Covenants.

17. Periods of Noncompliance and Reasonableness of Periods. The Employers and the Executive acknowledge and agree that the Restrictive Covenants are reasonable. Notwithstanding anything contained herein to the contrary, if the scope of Restrictive Covenants are found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law.

18. Release. For and in consideration of the foregoing covenants and promises made by the parties to this Agreement, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive understands that, as a condition of the payment of amounts under Sections 5 and 6 of this Agreement, Executive will be required to execute a general release of all then existing claims against the Bank and the Company, affiliates of the Bank and the Company, shareholders, directors, officers, employees and agents of the Bank in relation to claims relating to or arising out of the Executive’s employment with the Employers in a form substantially consistent with the Bank’s standard form of general release used for officers and not inconsistent with the terms of this Agreement (the “Release”), and the Executive shall not receive any payments or benefits to which he may be entitled hereunder that are subject to the execution of a Release unless the Executive satisfies this release requirement. The Bank shall provide the Release to the Executive on the Termination Date or within five (5) days thereafter or as otherwise required by law. THE EXECUTIVE’S RIGHT TO BENEFITS UNDER SECTIONS 5 AND 6 OF THIS AGREEMENT SHALL BE CONTINGENT ON HIS SIGNING AND FILING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 45 DAYS FROM THE DATE THE BANK PROVIDES THE RELEASE TO THE EXECUTIVE, AND NOT REVOKING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 7 DAYS FROM THE DATE THE EXECUTIVE SIGNS THE RELEASE.

19. Cooperation. The parties to this Agreement agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment with the Employers for any reason, to the extent reasonably requested by the Bank and subject to the Executive’s professional commitments, the Executive shall cooperate with the Bank or the Company in connection with matters arising out of the Executive’s service to the Bank and the Company. The Bank shall reimburse the Executive for reasonable expenses incurred or compensation not received by the Executive due to such cooperation.

20. Reimbursement of Certain Costs.

(a) If the Bank or the Company brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive’s breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) in connection with such action.

(b) If a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in his favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Bank.

21. Required Provisions. In the event any of the provisions of this Section 21 are in conflict with the other terms of this Agreement, this Section 21 shall prevail.

(a) The Bank may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Executive’s right to receive compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this subsection shall not affect any vested rights of the contracting parties.

(e) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

22. Section 409A. To the extent necessary to ensure compliance with Code Section 409A (“Section 409A”), the provisions of this Section 22 shall govern in all cases over any contrary or conflicting provision in this Agreement.

(a) It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. The Bank and the Company do not, however, assume any economic burdens associated with Section 409A. Although the Employers intend to administer this Agreement to prevent taxation under Section 409A, it does not represent or warrant that this Agreement complies with any provision of federal, state, or local law. The Bank and the Company, other affiliates of the Bank and the Company, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement. Neither the Bank or the Company nor any other affiliate of the Bank or the Company has any obligation to indemnify or otherwise protect the Executive from any obligation to pay taxes under Section 409A.

(b) The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each payment under this Agreement that is made within 2.5 months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Agreement that is made later than 2.5 months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. §1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, as specified below.

(c) To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, if any payment to the Executive under this Agreement is conditioned upon the Executive executing and not revoking a release of claims and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

(d) To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service. In addition, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive’s Separation from Service or, if earlier, the date of the Executive’s death.

(e) To the extent that any payment of or reimbursement by the Bank to the Executive of eligible expenses under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Agreement, the Bank shall make the Reimbursement to the Executive on or before the last day of the calendar year following the calendar year in which the Executive incurred the eligible expense; (iii) the Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs.

23. Miscellaneous Provisions.

(a) Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to affect any of the transactions contemplated by this Agreement.

(b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, (i) the Bank and the Company shall use commercially reasonable efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume, in writing, all of the obligations of the Bank and the Company to the Executive hereunder and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to any successor or assign of the Bank, and (ii) upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

(c) Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by a duly authorized officer of the Bank or the Company and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by a duly authorized officer of the Bank or the Company and the Executive.

(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.

(e) Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

(f) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, at the address specified for such party below (or such other address as specified by such party by like notice):

If to the Executive:	At the address maintained in the personnel records of the Bank.

If to the Bank or the Company:	661 Main Street, Winchester, MA 01890. Attn: Deborah Carson, Chair of the Board

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(h) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to the choice of law principles or rules thereof. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in state courts in Middlesex County, Massachusetts or the United States District Court for the District of Massachusetts. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(i) Entire Agreement. This Agreement constitutes the entire and sole agreement between the Bank and the Executive with respect to the Executive’s employment with the Bank or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change of control arrangements between the parties have been terminated and are of no further force or effect.

(j) Review and Consultation. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT HE (I) HAS READ THIS AGREEMENT IN ITS ENTIRETY PRIOR TO EXECUTING IT, (II) UNDERSTANDS THE PROVISIONS AND EFFECTS OF THIS AGREEMENT, (III) HAS CONSULTED WITH SUCH ADVISORS AS HE HAS DEEMED APPROPRIATE IN CONNECTION WITH HIS EXECUTION OF THIS AGREEMENT, AND (IV) HAS EXECUTED THIS AGREEMENT VOLUNTARILY. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE EMPLOYER AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR THE BANK OR THEIR COUNSEL.

24. Survival. Upon any expiration or other termination of this Agreement: (i) each of Sections 3(i) (Indemnification), 12 - 17 (Restrictive Covenants), 18 (Release), 19 (Cooperation), 21 (Required Provisions), 22 (Section 409A) and 23(j) (Review and Consultation) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

- signature page follows -

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all on the dates specified below and effective as of the Effective Date.

EXECUTIVE

/s/ John A. Carroll
Name:	John A. Carroll
Date:	December 6, 2024

WINCHESTER SAVINGS BANK

By:	/s/ Deborah A. Carson
Name:	Deborah A. Carson
Title:	Chairperson of the Board
Date:	December 6, 2024

WINCHESTER BANCORP, INC.

By:	/s/ Deborah A. Carson
Name:	Deborah A. Carson
Title:	Chairperson of the Board
Date:	December 6, 2024

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